Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-164289) and related Prospectus and in the Registration Statement (Form S-8 No. 333-169816) of Westway Group, Inc. of our report dated March 15, 2010 with respect to the combined carve-out statements of income and cash flows of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group for the period from November 1, 2008 to May 28, 2009, included in this Annual Report (Form 10-K) of Westway Group, Inc. for the year ended in December 31, 2010.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 31, 2011